Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date August 25, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Announces 2Q 2014 Portfolio Activities • Closed on two new acquisitions totaling approximately $85.6 million • Maintained portfolio-wide occupancy at 97% • Realized NAV appreciation of 0.8% • Achieved Q2 net returns: 1.61% on A shares and 1.74% on M shares Chicago (August 25, 2014) – Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX) (NASDAQ: ZIPTMX), an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced the results of its execution on a number of strategic initiatives in the second quarter of 2014, improving operational performance and acquiring assets to better position its portfolio of diversified core properties for future growth and enhancement of stockholder value. During the quarter, it closed on two new acquisitions for a total of approximately $85.6 million. These newly acquired properties include: • Charlotte Distribution Center - The 347,000 square foot warehouse located in Charlotte, North Carolina is 100 percent leased to Michelin North America for over 14 years with 2.25 percent annual rent increases. The purchase price was approximately $25.5 million with an estimated capitalization rate based on purchase price of 6 percent. • Rancho Temecula Town Center – The 165,000 square foot grocery-anchored neighborhood shopping center is strategically located in Riverside County, the fastest growing county in California, situated within an expanding residential corridor between Orange County and San Diego. The center is anchored by Sprouts, Rite Aid, Bev Mo! and LA Fitness. The purchase price was $60 million with an estimated capitalization rate based on purchase price of 5.6 percent. “We continue to grow and diversify our portfolio,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “With these two most recent acquisitions we have expanded our investments to include 29 different properties across our four primary property types of office, industrial, retail and apartments. Geographic diversification is also important to us as we now own investments across 22 different markets in the U.S. and Canada.” Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $50 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.